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                        ENGINEERED SUPPORT SYSTEMS, INC.
                EXHIBIT 24 - CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statement (Form S-8 No. 33-14504) pertaining to the Engineered Air Systems, Inc. Employee Stock Ownership Plan and the Registration Statements (Form S-8 Nos. 33-77338, 33-77340, 33-77342 and 333-27695) pertaining to the 1991 Stock
Equity Plan, the 1992 Stock Option Plan for Non-employee Directors, the 1993 Stock Option Plan and the 1997 Stock Option Plan for Non-employee Directors of Engineered Support Systems, Inc., respectively, of our report dated December 5, 1997, which appears on page 15 of the 1997 Annual Report to Shareholders of Engineered Support Systems, Inc. which is incorporated by reference in Engineered Support Systems, Inc.'s Annual Report on Form 10-K for the year ended October 31, 1997.


/s/ Price Waterhouse


Price Waterhouse LLP
St. Louis, Missouri
January 28, 1998